UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 11, 2007
Date of report (Date of earliest event reported)
ALTRA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33209	61-1478870

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Hayward Street, Quincy, Massachusetts	02171

(Address of principal executive offices)	(Zip Code)
(617) 328-3300
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
     On February 17, 2007, Altra Holdings, Inc., a Delaware corporation (“Altra”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among TB Wood’s Corporation, a Delaware corporation (“TB Wood’s”), Altra and Forest Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Altra (“Purchaser”). On March 11, 2007, Altra, Purchaser and TB Wood’s agreed to a technical amendment to the Merger Agreement to permit Altra and Purchaser to exercise the top-up option (the “Top-Up Option”) contained in the Merger Agreement at the time that shares of TB Wood’s common stock are accepted for tender rather than following the closing of the tender offer. The Top-Up Option permits, but does not require, Altra and Purchaser to purchase, at a price per share equal to $24.80, a number of additional shares of TB Wood’s common stock sufficient to cause Altra and Purchaser to own one share more than 90% of the shares of the common stock of TB Wood’s then outstanding, taking into account those shares issued upon the exercise of the Top-Up Option. The exercise of the Top-Up Option is conditioned upon more than 80% of the issued and outstanding shares of TB Wood’s common stock having been validly tendered and not withdrawn. In addition, the number of shares of TB Wood’s common stock to be purchased by Altra and Purchaser upon the exercise of the Top-Up Option may not exceed 19.9% of the shares of TB Wood’s common stock outstanding on the date of the Merger Agreement.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

2.1	Amendment No. 1 to the Agreement and Plan of Merger among Altra Holdings, Inc., Forest Acquisition Corporation and TB Wood’s Corporation, dated as of March 11, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altra Holdings, Inc.
By:	/s/ David Wall
	Name:	David Wall
	Title:	Chief Financial Officer

Date: March 13, 2007

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment No. 1 to the Agreement and Plan of Merger among Altra Holdings, Inc., Forest Acquisition Corporation and TB Wood’s Corporation, dated as of March 11, 2007